EXHIBIT 11.1



                      TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES
                     STATEMENT RE COMPUTATION OF PER SHARE EARNINGS





                                                           Three Months Ended
                                                                March 31,
                                                         1996             1995
                                                         -----            ----

                                                       (in thousands, except per
                                                           common share data)

Weighted average common shares outstanding used in the
      computation of per common share earnings:
      Common shares issued                                23,759           23,729
      Common shares in treasury                              800              800
                                                       ----------        ---------

Weighted average common shares outstanding (1)            22,959           22,929
                                                       ==========        =========

Net income (applicable to common stock)                  $36,230          $30,512
                                                       ==========        =========

Net income per common share (1)                            $1.58            $1.33
                                                       ==========        =========


(1) The effect of all other common stock equivalents is not significant; therefore, this information is not presented.

























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